Exhibit 10.10

DATED THIS 5th DAY OF SEPTEMBER 2022

BETWEEN

DNF GROUP SDN. BHD.

(Registration No. 200801028476 / 829803-X)

AND

GX DIGITAL SDN. BHD.

(Company No. 201101037099 / 965233-H)

COLLABORATION AGREEMENT

COLLABORATION AGREEMENT

This Collaboration Agreement (“Agreement”) is made on 5th September 2022 (“Effective Date”).

BETWEEN

(1)	DNF GROUP SON. BHD. [Company No. 200801028476 / 829803-X] a company incorporated in Malaysia and having its office at Level 10-01, Wisma IAV, No. 86, Jalan Pasar, Pudu, 55100 Kuala Lumpur (“SUKETV”);

AND

(2)	GX DIGITAL SDN. BHD. [Company No. 201101037099 / 965233-H], a company incorporated in Malaysia having its registered office at Lot DW-S50, 2nd Floor, IOI Mall, Bandar Puchong Jaya, Batu 9, 47150 Puchong, Selangor (“GX DIGITAL” or “Partner”).

(Each a “Party” or collectively referred to as “Parties”).

WHEREAS:-

A.	SUKETV is in the business of entertainment which business activities shall include but not limited to digital broadcasting, advertising, talent management and entertainment programmes productions in various media.

B.	SUKETV has its own broadcasting station known as SUKE TV (“Broadcasting Platforms”) and it possesses the necessary contacts, requirements, experience and qualifications to undertake any activity with regards to promotion and marketing in various media.

C.	GX DIGITAL is currently marketing, promoting, distributing and selling various products, items and goods (“Products”) on their online platform known as GoKingkong Mall (“GOKINGKONG”) whereby such Products are produced, manufactured and/or supplied by third party vendors (“Existing Vendors”) to be published, marketed and promoted for sale on the GOKINGKONG platform.

D.	The Parties are desirous of entering into this Agreement to collaborate for-

{i}	The onboarding of the Existing Vendors’ Products currently published, marketed and promoted for sale on GOKINGKONG to SUKETV’s e-commerce platform known as SUKE SHOP {“SUKE SHOP”);

(ii)	The referral of the Existing Vendors and/or potential vendors by GX DIGITAL to SUKETV for the purchase of SUKETV home shopping slot (“Home Shopping Slot”); and

(iii)	The setting-up of a delivery service provider with the proposed name of “SUKE GO” (“SUKE GO”).

NOW THEREFORE, in consideration of the terms and conditions herein contained, the value and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1.	In this Agreement, the following words and expressions shall have the meanings respectively assigned to them hereunder:

1.1.1.	“Agreement” means this agreement including its schedules (if applicable), as may be amended or supplemented from time to time.

1.1.2.	“Affiliate· means, in relation to a Party, any business entity which directly or indirectly controls, is controlled by, or is under common control with that Party. For the purposes of the foregoing, “control” shall mean the direct or indirect ownership of more than fifty (50) percent of the outstanding voting securities or capital stock of such business entity or other comparable equity or ownership interest.

1.1.3.	“Anti-Corruption laws” refer to all anti-bribery or anti-corruption related laws or regulations that are applicable to the businesses and transactions of the parties to this Agreement.

1.1.4.	“Applicable Taxes· means any taxes (including goods and services tax), levies, duties and governmental fees or other like assessments or charges imposed by any governmental or regulatory authority, anywhere in the world, in respect of or in connection with the payment, disbursement, receipt, use or application of the Collaboration or any part thereof.

1.1.5.	“Collaboration• has the meaning ascribed to that term in Clause 2.

1.1.6.	“Confidential Information” has the meaning ascribed to that term in Clause 10.1.

1.1.7.	“Event of Force Majeure· has the meaning ascribed to that term in Clause 18.

1.1.8.	“Government Entities” refer to (i) any national, provincial, municipal, local government or any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government; (ii) any subordinate unit of any entity listed in (i) above; or (iii) any state-owned or state-controlled enterprise or other entity owned or controlled by any entity described in clauses (i) or (ii) of this definition.

1.1.9.	“Government Officials” refer to (i) any personnel engaged in official duties on behalf of Government Entities; (ii) any political party officials and candidates for political office; (iii) any officers, employees and other persons working in an official capacity on behalf of any public international organization (e.g., the United Nations, the World Bank); and (iv) any member of a royal family.

1.1.10.	“IP Rights” has the meaning ascribed to that term in Clause 6.1.

1.1.11.	“Territory” means the states of Malaysia.

1.2.	Words referring to the singular only shall also include the plural and vice versa where the context requires.

1.3.	Any word or expression defined in this Agreement shall, unless the context otherwise requires, have the same meaning in the annexes to this Agreement.

1.4.	Words referring to the masculine gender shall include the feminine and neutral genders.

1.5.	Words referring to a person shall include bodies of such person, whether corporate or unincorporated.

1.6.	References to any legislation (including subordinate legislation) are to that legislation as amended, re-enacted or replaced, and includes any subordinate legislation issued under it.

2.	SCOPE OF COLLABORATION

2.1.	The Parties agree to the specific scope of collaboration as set out in their obligations below (the “Collaboration”).

3.	TERM

3.1.	The term of this Agreement shall commence on from the Effective Date and shall continue for two (2) years from the Effective Date (“Term”). SUKETV shall have the option to renew this Agreement on the same terms and conditions for a further period of one (1) year by serving a renewal notice to the Partner before the expiry of this Agreement, whereupon the Partner shall be obliged to renew this Agreement for such period.

4.	PARTNER’S OBLIGATIONS

4.1.	The Partner undertakes to fulfil the obligations set out in Schedule 1 to this Agreement.

5.	SUKETV’S OBLIGATIONS

5.1.	SUKETV undertakes to fulfil the obligations set out in Schedule 2 to this Agreement.

6.	INTELLECTUAL PROPERTY RIGHTS

6.1.	The Partner hereby grants to SUKETV and its Affiliates a non-exclusive, non-transferable licence to use its name, logos, trademarks or any other intellectual property rights (“IP Rights”) for the purposes of the Collaboration. To the extent that the name or trademarks, or any such intellectual property rights are owned by a person other than the Partner, the Partner shall have and represents and warrants that the Partner has entered into such arrangements with such persons as may be required for the grant of these rights and licenses to SUKETV.

6.2.	Save as set out above, nothing in this Agreement shall confer on each Party any IP Rights in relation to its respective business or of the goodwill affiliated with each Party.

6.3.	The Partner shall indemnify and hold SUKETV and its Affiliates harmless against any loss, damages, costs (including legal costs) that may be incurred by SUKETV or any of its Affiliates or awarded or agreed to be paid to any third party in respect of any demand, claim or action for actual or alleged infringement of JP Rights arising from or pursuant to this Agreement.

6.4.	In the event of any claim in respect of which the indemnity set out in Clause 6.3 applies, SUKETV shall give notice to the Partner of such claim as soon as practicable after becoming aware of such claim, and Partner shall have the right to assume sole conduct of the defense of any such claim, including the employment of legal advisers reasonably satisfactory to SUKETV, provided that

6.4.1.	The Partner shall consult SUKETV and keep SUKETV informed in relation to the development and defense of such claim;

6.4.2.	The Partner shall not, without SUKETV’s prior written consent, make any admission of liability, compromise or settlement whatsoever in connection with such claim; and

6.4.3.	In the event that SUKETV considers, in its sole discretion, that its interests are being materially prejudiced by the Partner’s conduct of the defense of such claim, then SUKETV shall have the right to re-assume the defense of such claim, and the Partner shall fully reimburse SUKETV for all costs and expenses incurred by SUKETV in the course of and in connection with SUKETV’s defense of such claim.

7.	FEES & CHARGES

7.1.	The Fees and Charges specified in Schedule 3 represent the total consideration payable by SUKETV to the Partner. Without limiting the foregoing, the Fees & Charges include the costs of all labour, consultation charges, materials, electricity, equipment and instrument used in the court of the completion of the obligations and services.

7.2.	Payment of the Fees & Charges shall be made in accordance with the payment terms set out in Schedule 3.

7.3.	The Partner acknowledges that the Fees & Charges constitute a fair and reasonable consideration in favour of SUKETV taking into account the contribution rendered by the Partner prior to and the continuing obligations and services to be rendered by the Partner in favour of SUKETV.

7.4.	SUKETV undertakes to provide SUKETV with all relevant information in respect of the discharge of all its obligations and shall grant SUKETV the right to inspect the Partner’s records in relation to the obligations.

8.	APPLICABLE TAXES

8.1.	Any payments under the Collaboration or any part thereof shall be inclusive of Applicable Taxes. Each Party shall be solely responsible for its own Applicable Taxes.

8.2.	In the event any deduction or withholding of Applicable Taxes are to be made in relation to any payment under the Collaboration, Party paying shall be entitled to deduct or withhold such Applicable Taxes from such amounts to be paid or disbursed and the Party paying shall be entitled to pay or disburse the net amount to the Party receiving after such deduction or withholding, with no obligation to pay any additional amounts to make good such Applicable Taxes so deducted or withheld.

9.	TERMINATION

9.1.	Either Party may by written notice terminate this Agreement forthwith: -

9.1.1.	If the other Party commits a material breach of any term or condition of this Agreement and which in the case of a breach capable of being remedied shall not have been remedied within thirty (30) days of a written request to remedy the same; or

9.1.2.	If the other Party is adjudged insolvent or if proceedings are instituted by or against the Party seeking relief, or arrangement under any laws relating to insolvency, or seeking any assignment for the benefit of creditors, or seeking the appointment of a receiver, liquidator or trustee of its property or assets or the liquidation, dissolution or winding up of its business.

9.2.	If notice is given by the Partner to terminate this Agreement earlier than the Term, then pursuant to this clause, SUKETV may:

9.2.1.	recover from the Partner the amount of any direct loss or damage sustained as a result of the termination;

9.2.2.	recover from the Partner the amount for the obligations and services which have been performed up to the time of termination;

9.2.3.	receive from the Partner liquidated agreed damages which amounts to the total sum of the obligations and services for the remaining months of the Term (post time of termination up until end of Term), payable at the end of the Term; and

9.2.4.	be regarded as discharged from any further obligations under this Agreement.

9.3.	Any termination of this Agreement (howsoever occasioned) shall not affect any accrued rights or liabilities of any Party nor shall it affect the coming into force or the continuance in force of any provision hereof which is expressly or by implication intended to come into or continue in force on or after such termination.

10.	CONFIDENTIALITY

10.1.	Each Party shall treat as confidential (as set forth herein) all information of the other Party which is marked confidential or which is by its very nature ought to be known to the other Party as confidential (“Confidential Information”), and shall not use such Confidential Information except as contemplated herein or otherwise authorised in writing by the Party owning such Confidential Information. Each Party shall implement reasonable procedures to prohibit the unauthorised disclosure or misuse of the other Party’s Confidential Information and shall not intentionally disclose such Confidential Information to any third Party except for the purposes of this Agreement, and subject to confidentiality obligations similar to those set forth herein. Each Party shall use at least the same procedures and degree of care that it uses to prevent the disclosure of its own confidential information of like importance to prevent the disclosure of Confidential Information disclosed to it by the other Party under this Agreement, but in no event less than reasonable care.

10.2.	Notwithstanding the above, no Party shall have liability to the other with regard to any Confidential Information of the other which:

10.2.1.	was publicly available at the time it was disclosed or becomes publicly available through no fault of the receiver, or

10.2.2.	is disclosed with the prior written approval of the discloser.

10.3.	In addition, each Party shall be entitled to disclose the other’s Confidential Information to the extent required by any order or requirement of a court, government agency, stock exchange or other governmental body, provided that the receiver shall provide prompt, advance notice thereof to enable the discloser to seek a protective order or otherwise prevent such disclosure.

10.4.	Immediately upon any termination or expiration of this Agreement howsoever occasioned, the Parties shall return to each other or certify the destruction of, all records or copies of Confidential Information it has (i) received under this Agreement and/or (ii) as the case may be, retained in any form whatsoever.

10.5.	Neither Party shall release any public statements or advertising referring to or in connection with this Agreement without prior approval of the other Party.

10.6.	The obligations of this clause shall continue for a period of two (2) years after the expiry or earlier termination of this Agreement.

11.	LIABILITY, WARRANTIES AND INDEMNITY

11.1.	Each of the Parties represents and warrants that (a) it is duly organized, validly existing and in good standing as a corporation or other entity as represented herein under the laws and regulations of its jurisdiction of incorporation, organisation or chartering, (b) it has the authority to enter into this Agreement and to fully perform its obligations hereunder, (c) this Agreement does not and will not conflict with any of the Party’s other obligations to any third parties, (d) it shall not engage in any action or practice that disparages or devalues one another’s reputation or goodwill, and (e) it complies and will comply with all applicable laws and regulations.

11.2.	SUKE1V shall not be liable, under any circumstances, for any direct and/or indirect liabilities, losses, damages, costs, and expenses, fines and penalties including loss of profit, business or anticipated savings, or any other consequential loss suffered or incurred by the Partner or any of its personnel whether in contract, in tort (including negligence under statute or otherwise) by reason of or in connection with this Agreement.

11.3.	The aggregate cumulative liability of SUKETV shall not exceed Singapore Dollars five hundred (S$500), whether in contract or in tort (including negligence or breach of statutory duty) or otherwise arising out of or in connection with this Agreement.

12.	INSURANCE

12.1.	The Partner shall at its own cost and expense maintain or cause to be maintained in force throughout the Tern, (including any extended term of this Agreement as renewed by the Parties pursuant to Clause 3.1), insurance coverage adequate to protect its business activities and obligations set out in this Agreement.

12.2.	Each policy of insurance set forth in Clause 12.1 shall include SUKETV as an additional insured and shall expressly provide for the waiver of any and all rights of subrogation against SUKETV which the insurer may otherwise be entitled, and include a cross-liability clause such that the insurance policies shall apply to SUKETV and Partner and/or any other insured Party as separate insured Parties.

12.3.	Copies of the certificates of insurance issued in respect of the policies of insurance set forth in Clause 12.1 herein shall be promptly furnished by Partner to SUKETV to ensure that Partner has complied with its obligations under this clause In the event Partner neglects or fails to maintain, policies of insurance in accordance with this clause, SUKETV shall have the right (but shall not be obliged) to arrange for such policies of insurance and Partner shall bear all costs and expenses (including the premiums) in connection therewith.

13.	GOVERNING LAW

13.1.	This Agreement will be governed by and construed in accordance with the laws of Malaysia and each party irrevocably agrees to submit to the exclusive jurisdiction of the Courts of Malaysia.

14.	MUTUAL NON-CIRCUMVENTION

14.1.	The Parties acknowledge, accept and agree that the information exchanged during their discussions will be recognised by the Parties as exclusive and valuable to each other and will remain so for the Term of this Agreement.

14.2.	The Parties hereby irrevocably agree and guarantee each other they shall not, directly or indirectly interfere with, in any way whatsoever circumvent each other and/or attempt such circumvention of each other and/or any of the Parties, avoid, by-pass or obviate each other’s interest, or the interest or relationship between the parties involved in any of the transactions the Parties wish to enter, and that proprietary information established are not altered.

15.	CO-OPERATION

15.1.	Parties agree to sign all documents and do all things necessary or desirable to give effect to this Agreement and will procure its officers, employees and agents to declare, make or sign all documents and do all things necessary or desirable to give full effect to this Agreement.

15.2.	Except to the extent stated to the contrary in this Agreement, any consent, approval, condition or thing required to be done pursuant to this Agreement shall not be capriciously or unreasonably reached, withheld, given or carried out by either party.

16.	ASSIGNMENT

16.1.	Neither Party may assign, transfer or delegate any right, duty or obligation hereunder to any third party without the prior written consent of the other Party, save that SUKETV may, at any time, assign and transfer any or all its rights, interests and/or obligations arising out of this Agreement to any of its Affiliates.

17.	NON-WAIVER

17.1.	A waiver of a breach or default under this Agreement shall not be a waiver of any subsequent default. Failure of either Party to enforce compliance with any term or condition of this Agreement shall not constitute a waiver of such tern, or condition.

18.	SEVERABILITY

18.1.	If any provision or provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining portions shall not in any way be affected or impaired thereby.

19.	FORCE MAJEURE

19.1.	No Party hereto shall be liable for any breach of its obligations resulting from causes beyond its reasonable control, including but not limited to fires, Act of God, strikes, insurrection, riots, embargoes, regulations of any civil or military authority, the onset of infectious diseases, issuance of quarantine or other prohibition or restrictive orders by any agency or authority (an “Event of Force Majeure”). Each of the Parties hereto agrees to give notice forthwith to the other upon becoming aware of an Event Force Majeure with such notice to contain details of the circumstances giving rise to the Event of Force Majeure. If a default due to an Event of Force Majeure shall continue for more than fourteen (14) days, then shall be entitled to terminate this Agreement. Neither Party shall have any liability to the other in respect of the termination of this Agreement as a result of an Event of Force Majeure.

20.	RELATIONSHIP OF PARTIES

20.1.	Parties acknowledge and agree that they are dealing with each other under this Agreement as independent contractors. Nothing contained in this Agreement shall create or be deemed to create a partnership, joint venture or the relationship of employer and employee between the Parties and no Party shall have the express or implied authority to bind or represent the other in any way whatsoever.

21.	NOTICES

21.1.	All notices required or permitted under this Agreement will be in writing, will reference this Agreement and will be deemed given when: (i) delivered personally; (ii) when sent by confirmed facsimile or email; (iii) three (3) days after having been sent by registered mail. All communications will be sent to the addresses and communication numbers last known to each Party. Any change in address or communication details shall be promptly notified by each Party to the other Party.

22.	MISCELLANEOUS

22.1.	This Agreement may not be released, discharged, supplemented, interpreted, amended, varied or modified in any manner except in writing signed by a duly authorized officer or representative of each of the Parties hereto.

22.2.	This Agreement constitutes the entire agreement between the Parties and supersedes all previous agreements and all previous undertakings, representations, warranties and conditions made or given by or on behalf of either Party to the other, relating to the subject matter of this Agreement, whether oral or written, express or implied.

22.3.	This Agreement may be executed in any number of counterparts, each of which taken together and when delivered to the Parties hereto shall constitute one and the same document. Either Party may enter into this Agreement by executing any such counterpart.

[The rest of this page is intentionally left blank]

IN WITNESS WHEREOF the Parties hereto have hereto set their hands the day and year first above written.

For and on behalf of SUKETV	)
DNF GROUP SDN. BHD.	)
(Company No.: 200801028476 (829803-X)))
in the presence of	}

/s/ DATO’ MIZAL BIN DATO’ ZAINI
Signatory ,
Name:	DATO’ MIZAL BIN DATO’ ZAINI
NRIC No.:	***
Designation:	Director

/s/ DATIN EMELIA ROSNAIDA BINTI ABD HAMID
Witness
Name:	DATIN EMELIA ROSNAIDA BINTI ABD HAMID
NRIC No.:	***

For and on behalf of the Partner	)
GX DIGITAL SON. BHD.	)
(Company No. 201101037099 (965233-H)))
in the presence of:	)

/s/ PANG SHEM CHIAK
Witness		/s/ NG TECK PENG
Name:	PANG SHEM CHIAK	Signatory ,
NRIC No.:	***	Name:	NG TECK PENG
		NRIC No.:	***
		Designation:	Founder
(stamp) GX DIGITAL SON. BHD.

SCHEDULE 1

PARTNER’S OBLIGATIONS

GX DIGITAL warrants to undertake their respective obligations, among others, as follows: -

1.	On-boarding of Existing Vendors

1.1	To use its best endeavour to cause the Existing Vendors to onboard all the Products published, marketed and promoted for sale on GOKINGKONG to SUKE SHOP as set out in Annexure A on or before the Effective Date.

1.2	To ensure the Products produced, manufactured and/or supplied by the Existing Vendors that are published, marketed and promoted for sale on GOKINGKONG platform comply with the reasonable standard of the industry and conform with the safety and health standards required by the relevant applicable law, by-laws, regulations, guidelines, rules, policy, instructions, notices and/or directions imposed/issued by the appropriate authority.

1.3	GX DIGITAL shall be responsible for all delivery, transport and/or shipping of the Products ordered by the customers from SUKE SHOP.

2.	Promotion of SUKETV Home Shopping Slots

2.1	Subject to the terms and conditions of this Agreement, the Partner agrees and undertakes that it shall utilize its experience, expertise and contacts with all due care and diligence and in the best interest of SUKETV to carry out as follows:

2.1.1	to promote the sale of the Shopping Slot and to refer potential Vendors to SUKETV for the purchase of the Shopping Slot;

2.1.2	to promote the sales and enquiries, negotiations and closing of sales of the Shopping Slot on the Partner’s strict undertaking to ensure that there shall be no misrepresentation of any facts in relation to the Shopping Slot offered by SUKETV and on the strict understanding that all sales shall be closed in accordance with the terms determined by SUKETV;

2.1.3	promptly make full disclosure of all material information or circumstances known to the Partner which may affect or impact the sales of the Shopping Slot in any manner;

2.1.4	to keep proper records of all inquiries from prospective Vendor(s) and negotiations with them and to register all prospective Vendor(s) with SUKETV and to cause the Vendor to execute the necessary booking form and/or other written confirmation as may be required by SUKETV for the purchase of the Shopping Slot under this Agreement;

2.1.5	to accept on behalf of SUKETV the payment for the price of the Shopping Slot (“Selling Price”) paid by the Vendor and to hold the payment as a trustee on behalf of SUKETV;

2.1.6	to cause all the payment received by the Partner in regard to the sale and purchase of the Shopping Slot to be paid to SUKETV in accordance with Clause 2 of Schedule 3 below; and

2.1.7	to assist SUKETV in searching for the filming studio together with the related video, audio and technical system and necessary manpower for the purpose under the Agreement whereby any cost incidental to it shall be borne by SUKETV.

2.2	The Partner hereby acknowledges and agrees that the Partner shall adhere only to the Selling Price fixed by SUKETV and shall not vary the Selling Price of the Shopping Slot without the express written approval of SUKETV.

2.3	In carrying out its obligations under this Agreement, the Partner agrees that it shall not:

2.3.1	alter or waive, either orally or in writing, any of the terms determined by SUKETV in regard to the sale of the Shopping Slot;

2.3.2	make or give any promises, representations, warranties or guarantees in any manner whatsoever to the Vendor or other third party in regard to this Agreement; and

2.3.3	make any false representation to any person or the public directly or indirectly in connection with SUKETV.

2.4	Notwithstanding the above, SUKETV shall not be under any obligation to enter into any sale transaction with any potential Vendor that is introduced and referred by the Partner and may decline to enter into any sale transaction with the potential Vendor for whatsoever reason. Any arrangement relating to the sale and purchase of the Shopping Slot is subject to final approval by SUKETV. For the avoidance of doubt. no sale and purchase transaction of the Shopping Slot is confirmed unless the necessary booking form and/or other written agreement is entered into between SUKETV and the Vendor.

2.5	Subject to Clause 2.3 above, in the event payment has been made by the Vendor to the Partner for any referral that is declined by SUKETV, the Partner shall cause the payment to be refunded to the Vendor immediately after such declination is informed by SUKETV to the Partner.

[End of Schedule 1]

SCHEDULE 2

SUKETV’S OBLIGATIONS

SUKETV warrants to undertake their respective obligations, among others, as follows:

1.	Marketing & Promotion

1.1.	SUKETV shall commit towards the collaboration of the marketing and promotion sale of the Products on SukeTV’s Shopping Platforms (hereinafter defined) to the end customer (“Customer”) in which all aspects of the sales and promotion shall be mutually agreed before the Products can be listed, marketed and sold on SukeTV’s Shopping Platforms.

[End of Schedule 2]

SCHEDULE 3

FEES & CHARGES

On-boarding of Existing Vendors

1.	Profit-sharing Margin:

1.1	GX DIGITAL agrees that SUKETV shall be entitled to a profit-sharing margin to be mutually agreed between the parties from the sale of the Products on-boarded on SUKETV’s Broadcast Platforms that are sold to the Customers.

1.2	Both Parties agree that SUKETV shall pay the Partner’s Profit-Sharing Margin based on the sales of the Products to Customers within fourteen (14) business days from the issuance of a monthly sales report of the Products sold to the Customers (“Sales Report”}. The Sales Report shall be issued by SUKE1V on or before the 7th day of every following month.

1.3	If the Partner disputes the amount due and payable to the Partner, the Partner shall:

1.3.1	give a written notice (“Notice”) specifying the amount in dispute, among others, within fourteen (14) business days from the date the Sales Report is provided and/or furnished by SUKETV: and

1.3.2	upon receipt of the notice, the Parties shall use its best efforts to amicably resolve the matter within twenty-one (21) business days. In the event that the Parties fail to resolve the matter within the prescribed period or such other period as the Parties may mutually agree, either Party may serve upon the other a written notice that negotiations have reached an impasse and the dispute may be resolved in accordance with the provisions of this Agreement.

1.4	In the event the Partner shall fail to give such written notice to SUKETV, the Sales Report shall be binding and conclusive evidence against the Partner of the correctness and accuracy of the entries specified therein in a court of law, save and except for manifest error.

1.5	SUKETV shall not be obliged to pay the amount in dispute pending final resolution of the dispute.

Agency of SUKETV Home Shopping Slots

2.	Agency Fee

2.1	As consideration of any successful Referral of any potential Vendors by GX DIGITAL pursuant to the terms and conditions of this Agreement, GX DIGITAL shall be entitled to a Agency of thirty percent (30%) (“Agency Fee”) from the total value of the sale of each Shopping Slot sold by GX DIGITAL to the Vendors.

2.2	Upon the confirmation of the purchase of the Shopping Slots between the Vendor and SUKETV, SUKETV shall notify GX DIGITAL on the scheduled date and/or time for the recording and/or filming of the respective Shopping Slot (“Scheduled Date”).

2.3	Subsequently, GX DIGITAL shall provide SUKETV a report detailing the sale of the Shopping Slot and specify the amount of the Agency Fee that GX DIGITAL is entitled for (“Sale Report”) fourteen (14) days prior to the Scheduled Date or fourteen (14) days upon its receipt of payment from the Vendor, whichever is earlier, throughout the Term of this Agreement.

2.4	Upon receipt of the Sale Report, SUKETV shall issue to GX DIGITAL an invoice (“Invoice”) for the sum payable to SUKETV from the sale of Shopping Slots by GX DIGITAL less the Agency Fee.

2.5	If there is any dispute on the amount of the Agency Fee payable to GX DIGITAL, SUKETV shall give a written notice (“Notice”) specifying the amount in dispute, among others, within fourteen (14) days from the date the Sale Report is provided and/or furnished by GX DIGITAL.

2.6	Notwithstanding Clause 2.5 above, GX DIGITAL shall within seven (7) days from its receipt of the Invoice cause itself to pay to SUKETV the total amount payable to SUKETV under Clause 2.4. GX DIGITAL warrants and acknowledges that its failure to make payment stated herein shall give right to SUKETV to call off the recording and/or filming of the Shopping Slot for the affected Vendors without any prior written notice.

2.7	For clarity purpose, no Agency Fee shall be payable to GX DIGITAL if GX DIGITAL has breached any of the terms and conditions of this Agreement and/or upon the termination or expiration of this Agreement. GX DIGITAL shall not make any profit other than by way of the Agency Fee provided for in this Agreement as consideration for the performance of its obligations and services.

2.8	GX DIGITAL shall be solely liable for and bear all services tax, sales tax, goods and services tax, withholding tax and any other impositions of a like nature which may now or in the future be imposed by the government of Malaysia and/or any other relevant authorities (“Taxes”). GX DIGITAL shall declare all Taxes (as required by the authorities) and shall not hold SUKETV responsible in any event.

[End of Schedule 3]

ANNEXURE A

LIST OF PRODUCTS

(As attached herewith)

[End of Annexure A]